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                           SCUDDER WEISEL CAPITAL LLC
                                88 Kearny Street
                            San Francisco, CA 94108

January 22, 2001

Scudder Weisel Capital Entrepreneurs Fund
88 Kearny Street
San Francisco, CA 94108



     Re: Expense Limitation Undertaking

     We hereby agree during the period from the January 22, 2001 through December 31, 2001 ("Limitation Period"), to pay the expenses of the Class A Shares ("Shares") of Scudder Weisel Capital Entrepreneurs Fund (the "Fund") or to waive a portion of the investment management fees payable by the Fund to us to the extent that the Fund's total operating expenses (excluding any performance based management fee payable by the Fund pursuant to paragraph 5(b) of the Investment Management Agreement between the Fund and us dated January 22, 2001, as may be amended from time to time, offering expenses, and extraordinary expenses of the Fund) exceed, in the aggregate, the rate of 2.85% per annum of the Fund's average daily net assets with respect to the Shares.

     In connection with this undertaking, you agree to furnish or otherwise make available to us such copies of the Fund's financial statements, reports, and other information relating to the Fund's business and affairs as we may, at any time or from time to time, reasonably request in connection with this agreement.

     Except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this agreement shall be governed by and construed and enforced in accordance with, the laws of the State of Delaware. Any amendment to this agreement shall be in writing signed by the parties hereto.

     If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

                                             Very truly yours,

                                             SCUDDER WEISEL CAPITAL LLC



                                             /s/ Boyd Fellows
                                             -----------------------------------
                                             By:     Boyd Fellows

                                             Title:  Chief Executive Officer


The foregoing agreement is hereby
accepted as of January 22, 2001

SCUDDER WEISEL CAPITAL ENTREPRENEURS FUND



/s/ Peter H. Mattoon
-----------------------------------------
By:     Peter H. Mattoon

Title:  President